Exhibit 3.9

ARTICLES OF INCORPORATION

OF

DOLLAR TREE PROPERTIES, INC.

ARTICLE I

NAME

The name of the Corporation is DOLLAR TREE PROPERTIES, INC.

ARTICLE II

PURPOSES

The purpose for which the Corporation is organized is to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

The Corporation shall have all of the corporate powers of any character which are not prohibited by law or required to be stated in the Articles of Incorporation.

ARTICLE III

CAPITAL STOCK

The aggregate number of shares that the Corporation shall have authority to issue is Five Thousand (5,000) shares of the par value of Ten Dollars ($10.00) each.

ARTICLE IV

REGISTERED AGENT

The post office and physical address of the initial registered agent shall be 1700 Dominion Tower, 999 Waterside Drive, in the City of Norfolk, Virginia 23510, and the initial registered agent shall be William A. Old, Jr., who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

ARTICLE V

DIRECTORS

The number of directors shall be fixed by the By-Laws.

ARTICLE VI

INDEMNIFICATION

A.                                    Definitions. For purposes of this Article, the following definitions shall apply:

“Act” means the Virginia Stock Corporation Act, as it exists on the effective date hereof or is hereafter amended, or any successor or comparable provision of law if such Act is repealed.

“eligible person” means a person who is or was a director or officer of the Corporation, or white serving as such director or officer, is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A person shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

“expenses” includes, without limitation, counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification.

“liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employment benefit plan), or reasonable expenses incurred with respect to a proceeding.

“party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

B.                                    Indemnification of Officers and Directors.

1.                              To the full extent that the Act permits the limitation or elimination of the liability of directors and officers, no director or officer of the Corporation made a party to any proceeding shall be liable to the Corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article VI.

2.                              To the full extent permitted by the Act, the Corporation shall indemnify any eligible person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of the stockholders of the Corporation, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. To the same extent, the Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability and/or to advance or reimburse his expenses in respect to any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

3.                              The provisions of this Article VI shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article VI shall impair or otherwise diminish the rights provided under this Article VI (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article VI and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

4.                              The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Section B(1) of this Article VI or to his entitlement to indemnification under Section B(2) of this Article VI.

5.                              No indemnification under Section B(2) of this Article VI (unless ordered by a court of law) shall be made by the Corporation without a determination in the specific case that indemnification is proper in the circumstances because the proposed indemnitee has met the standard of conduct that is a prerequisite to his entitlement to indemnification under Section B(2) of this Article VI.

The determination shall be made:

(a)                         By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b)                         If a quorum cannot be obtained under subsection (a) of this Section B(5), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c)                          By special legal counsel:

i)                                         selected by the Board of Directors in the manner prescribed in subsection (a) of this Section B(5) or its committee in the manner prescribed in subsection (b) of this Section B(5); or

ii)                                      if a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section B(5) and a committee cannot be designated under subsection (b) of this Section B(5), selected by a majority vote of the full Board of Directors including directors who are parties; or

(d)                         By the stockholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such authorizations and evaluations shall be made by those entitled under subsection (c) of this Section B(5) to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

6.                              (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer (and may do so for a person referred to in Section B(7) of this Article VI) who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section B(2) of this Article VI if the director, officer or person furnishes to the Corporation:

i)                                 a written statement, executed personally, of his good faith belief that he has met the standard of conduct that is a prerequisite to his entitlement to indemnification under Section B(2) of this Article VI; and

ii)                              a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b)                         The undertaking required by paragraph (ii) of subsection (a) of this Section B(6) shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

(c)                          Authorizations of payments under this Section B(6) shall be made by the persons specified in Section B(5) of this Article VI.

7.                              The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section B(2) of this Article VI who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Section B(2) of this Article VI. The provisions of Sections B(3) through B(6) of this Article VI shall be applicable to any indemnification provided pursuant to this Section B(7).

8.                              The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article VI and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.

9.                              Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VI on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI. Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, or provisions for indemnification agreements, By-Laws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or arrangements); provided, however, that any provision of such agreements, By-Laws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VI or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, By-Laws or other arrangements shall not be affected by any such determination.

10.                       Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

Dated: October 28, 1996	DOLLAR TREE PROPERTIES, INC.

	By:	/s/ William A. Old, Jr.
William A. Old, Jr., Incorporator